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                                                                    Exhibit 99.1
[IVIVI LOGO]

                   IVIVI TECHNOLOGIES, INC. ANNOUNCES PRICING
                         OF ITS INITIAL PUBLIC OFFERING


        NORTHVALE, N.J., OCTOBER 19, 2006 -IVIVI TECHNOLOGIES, INC. (AMEX: II) (the "Company") today announced the pricing of its initial public offering of 2,500,000 shares of its common stock at a price to the public of $6.00 per share. The shares will be listed on the American Stock Exchange and will trade under the symbol "II" beginning October 19, 2006. The underwriters of the offering have been granted an option for a period of 45 days to purchase up to an aggregate of 375,000 additional shares of common stock from the Company to cover over-allotments, if any. Net proceeds to the Company from the offering are expected to be approximately $12.5 million.

Maxim Group LLC is acting as representative of the underwriters of the offering and Brean Murray, Carret & Co., LLC acted as co-manager of the offering. This offering of common stock is being made only by means of a written prospectus. Copies of the final prospectus may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, (800) 724-0761.

These securities are being issued pursuant to a registration statement on Form SB-2 which was filed with and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ivivi Technologies, Inc.

Based in Northvale, NJ, Ivivi Technologies, Inc. is an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Electrotherapeutic technologies use electric or electromagnetic signals to help relieve pain, swelling and inflammation and promote healing processes and tissue regeneration.

Forward-Looking Statements

This press release contains forward looking statements that are subject to risk and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's registration statement on Form SB-2. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

Investor Relations Contact:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com

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